Exhibit 23.3


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 16, 1997 (except with respect to the matter discussed in Note 11 as to which the date is April 4, 1997), with respect to the consolidated financial statements of Arch Coal, Inc. for the year ended December 31, 1996 incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission, and to all references to our firm included in this registration statement.

 /s/ Arthur Andersen LLP

Arthur Andersen LLP

St. Louis, Missouri
April 29, 1999